News

For Immediate Release
NYSE: BWS
Contact: Beth Fagan
Vice President, Public Affairs
314-854-4093

Brown Shoe Reports First Quarter Results:
Sales Increase 10%; EPS of $0.35

ST. LOUIS, MISSOURI, May 25, 2006 -- Brown Shoe Company, Inc. (NYSE: BWS) reported a 10.0 percent increase in consolidated net sales to $575,538,000 for the first quarter of fiscal 2006, ended April 29, versus $523,283,000 in the year-ago period.

Net earnings were $10,031,000, or $0.35 per diluted share, versus net earnings of $3,779,000, or $0.13 per diluted share on a post-split basis, the year before. First quarter 2006 net earnings reflect stock option expense of $1,020,000 or $0.03 per share. First quarter 2005 net earnings included charges of $10,199,000 or $0.36 per diluted share for taxes related to the repatriation of foreign earnings and for a bridge loan fee (detailed in Schedule 4).

All per-share numbers are adjusted for the Company’s 3-for-2 stock split, effective April 3, 2006.

“We are pleased to report first quarter results that were both solid and slightly ahead of our expectations,” said Brown Shoe Chairman and CEO Ron Fromm. “Sales gained momentum during the quarter, with the late Easter leading to an outstanding April for Famous Footwear. As previously forecast, our first quarter performance at wholesale reflected difficult comparisons with last year as a higher quality, continuous-flow, sell-in model has been deployed by our Naturalizer division. In addition, results were adversely affected by the timing of children’s license sales, which should improve by the second quarter of 2006. Accordingly, strengthened performance of the wholesale division is planned for the second quarter. At Famous Footwear, same-store sales rose 1.9 percent; operating earnings, however, declined slightly due to lower margins as we aggressively cleared inventory to prepare for new product arrivals.

“Our consumer is telling us she wants fresh new styles each season. Therefore, we continue to focus on retail sell-through rates and increasing our turns while managing our business with less inventory. This is consistent with our commitment to react faster to consumer demand and changing trends, and should, we believe, lead to improved earnings for both Famous Footwear and our Wholesale business over the rest of the year,” Fromm said.

Brown Shoe Reports First Quarter 2006 Earnings

Inventories at quarter-end were very well controlled at $404.6 million, down from $423.7 million at the end of the first quarter in 2005.

Retail Divisions

Sales at Famous Footwear, the Company's 952-store family footwear chain, were up 4.7 percent to $302,318,000 for the quarter, from $288,735,000 for the same 13-week period last year. Same-store sales for the quarter increased 1.9 percent. Operating earnings were $15,895,000 versus $16,514,000 for the year-ago period, down 3.7 percent.

All categories but athletics were positive for the first quarter, with kids’ and women’s posting double-digit gains. Sales in the women’s category were driven by junior sport-fusion, fashion dress and clog styles. Men’s non-athletic sales were boosted by sandals and casual footwear. In the athletic category, sales of men’s and boys’ skate styles were up dramatically, but could not offset lackluster sales of other athletic footwear.

The chain opened 10 stores in the quarter and closed 11 stores, resulting in 952 stores open at quarter-end. For the full year, Famous Footwear will open approximately 90 stores and close about 40.

The Specialty Retail segment, which includes Naturalizer, Via Spiga, FX LaSalle, Franco Sarto and other concept stores, plus the Shoes.com e-commerce business, reported sales of $56,387,000, an increase of 5.9 percent over last year’s $53,260,000. The segment’s operating loss decreased to $2,903,000 from last year’s loss of $3,509,000, as better results were achieved in our Naturalizer stores where the gross margin rate improved and better expense leverage was achieved following the closing of 95 underperforming stores in 2005.

The 312 U.S. and Canadian-based stores had a same-store sales increase of 0.6 percent. The division opened one store during the quarter and closed three.

 Wholesale Divisions

    Wholesale sales were up 19.6 percent to $216,833,000, versus $181,288,000 last year, due primarily to recording a full quarter of revenues from the Bennett brands, which were acquired on April 22, 2005.

Wholesale operating earnings declined to $14,148,000 from $17,504,000 a year ago, attributable primarily to the planned lower sales at Naturalizer and in the kids’ business.

  Gains were realized by the LifeStride and Carlos by Carlos Santana brands as well as in the specialty/private label business. While down versus last year, Naturalizer’s performance exceeded expectations, as the brand focused on its new business model that institutes a continuous flow of new goods versus large pre-season sell-ins. Results also reflected difficult comparisons in the kids’ business due to the timing of licenses.

Brown Shoe Reports First Quarter 2006 Earnings

The Company’s financial position remains strong. Net cash provided by operating activities was $20.6 million for the quarter. Total debt decreased to $200.0 million from $279.5 million at the end of the first quarter 2005 (following the acquisition of Bennett). The debt-to-capital ratio at quarter-end improved to 30.6 percent from 41.5 percent at the end of 2005’s first quarter.

Outlook for the Second Quarter and Full Year

For fiscal 2006, the Company reiterates its guidance for sales of approximately $2.48 billion, and now expects net earnings per diluted share of $2.25 to $2.30 on a post-split basis, which is an increase over the lower end of its prior guidance of $2.23 to $2.30. This guidance includes costs of approximately $0.15 per share to expense stock options as required by Statement of Financial Accounting Standards No. 123(R) - Share Based Payment. This estimate is predicated on a same-store-sales increase of 2 to 3 percent at Famous Footwear. In addition, it reflects the Company’s belief that order flow in the consolidating department store channel will normalize during the second half of the year. It also reflects a better matching of merchandise flow to customer demand in order to improve inventory turns and margin performance.

On an adjusted basis, earnings per diluted share for fiscal 2006 are estimated at $2.40 to $2.45, compared to adjusted earnings per share of $2.22 in fiscal 2005 on a post-split basis, as set forth in Schedule 5.

For the second quarter of 2006, the Company expects sales of $580-$590 million and reiterates its guidance for net earnings per diluted share at $0.37 to $0.43 per diluted share, including stock option expense of approximately $0.04 per diluted share. This compares to second quarter 2005 diluted earnings per share of $0.14 on a post-split basis. In the second quarter of 2005, Naturalizer restructuring charges of $0.06 were incurred as set forth in Schedule 5, which resulted in adjusted earnings per share of $0.20.

Non-GAAP Financial Measures

In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP), and using certain non-GAAP financial measures. In particular, the Company provides historic and estimated future net earnings per diluted share excluding certain charges and information regarding components of its reportable operating segments, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help indicate underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that are not indicative of the Company’s core operating results. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.

Brown Shoe Reports First Quarter 2006 Earnings

First Quarter Earnings and Conference Call

A conference call to discuss first quarter results will be held this morning at 9:00 a.m. EDT. While participation in the question-and-answer session of the call will be limited to institutional analysts and investors, retail brokers and individual investors are invited to attend via a live web-cast to be hosted at www.brownshoe.com/investor or www.earnings.com (at the website, type in the BWS ticker symbol to locate the broadcast).

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements and expectations regarding the Company’s future performance and the future performance of its brands. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include (i) intense competition within the footwear industry; (ii) rapidly changing consumer demands and fashion trends and purchasing patterns, which may be influenced by consumers' disposable income, which in turn can be influenced by general economic conditions; (iii) customer concentration and increased consolidation in the retail industry; (iv) political and economic conditions or other threats to continued and uninterrupted flow of inventory from China and Brazil, where the Company relies heavily on third-party manufacturing facilities for a significant amount of its inventory; (v) the Company's ability to attract and retain licensors and protect its intellectual property; (vi) the Company's ability to secure leases; (vii) the Company's ability to maintain relationships with current suppliers; and (viii) the uncertainties of pending litigation. The Company's reports to the Securities and Exchange Commission contain detailed information relating to such factors. The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

Brown Shoe is a $2.3 billion footwear company with global operations. The Company operates the 950+ store Famous Footwear chain, which sells brand name shoes for the family. It also operates 300+ specialty retail stores in the U.S. and Canada under the Naturalizer, FX LaSalle, Via Spiga and Franco Sarto names, and Shoes.com, the Company’s e-commerce subsidiary. Brown Shoe, through its Wholesale divisions, owns and markets leading footwear brands including Naturalizer, LifeStride, Via Spiga, Nickels Soft, Connie and Buster Brown; it also markets licensed brands including Franco Sarto, Dr. Scholl's, Etienne Aigner, Bass and Carlos by Carlos Santana for adults, and Barbie, Disney and Nickelodeon character footwear for children. Brown Shoe press releases are available on the Company's website at www.brownshoe.com.

Brown Shoe Reports First Quarter 2006 Earnings

SCHEDULE 1

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Thousands)
	April 29, 2006	April 30, 2005
ASSETS

Cash and Cash Equivalents	$29,787	$25,748
Receivables, Net	119,456	112,703
Inventories, Net	404,567	423,707
Other Current Assets	20,934	26,167
Total Current Assets	574,744	588,325

Property, Plant and Equipment - Net	116,220	117,031
Goodwill and Intangible Assets	220,720	195,292
Other Assets	85,733	91,488
	$997,417	$992,136

LIABILITIES AND SHAREHOLDERS’ EQUITY

Borrowings Under Revolving Credit Agreement	$50,000	$79,500
Trade Accounts Payable	147,579	123,864
Accrued Expenses	113,825	103,777
Income Taxes	(1,080)	12,064
Total Current Liabilities	310,324	319,205

Long-Term Debt	150,000	200,000
Deferred Rent	35,163	32,714
Other Liabilities	49,018	46,817
Shareholders’ Equity	452,912	393,400
	$997,417	$992,136

Brown Shoe Reports First Quarter 2006 Earnings

SCHEDULE 2

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

(Thousands, except per share data)
	Thirteen Weeks Ended

	April 29, 2006	April 30, 2005

Net Sales	$575,538	$523,283
Cost of Goods Sold	352,541	312,677

Gross Profit	222,997	210,606
- % of Sales	38.7%	40.2%

Selling & Administrative Expenses	204,403	187,538
- % of Sales	35.5%	35.8%

Operating Earnings	18,594	23,068

Interest Expense, Net	4,204	2,950

Earnings Before Income Taxes	14,390	20,118

Income Tax Provision	4,359	16,339

NET EARNINGS	$10,031	$3,779

Basic Net Earnings per Common Share	$0.36	$0.14

Diluted Net Earnings per Common Share	$0.35	$0.13

Basic Number of Shares	27,780	27,112

Diluted Number of Shares	28,997	28,218

Brown Shoe Reports First Quarter 2006 Earnings

SCHEDULE 3

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
           (Thousands)
	Thirteen Weeks Ended
	April 29, 2006	April 30, 2005
OPERATING ACTIVITIES:
Net earnings	$10,031	$3,779
Adjustments to reconcile net earnings to net cash
provided (used) by operating activities:
Depreciation and amortization	9,958	7,826
Share based compensation expense	2,453	352
Loss on disposal or impairment of facilities and equipment	571	774
Provision for losses on accounts receivable	191	165
Changes in operating assets and liabilities:
Receivables	38,456	6,486
Inventories	9,728	26,524
Prepaid expenses and other current assets	(1,867)	(3,305)
Trade payables and accrued expenses	(43,088)	(23,763)
Income taxes	(4,908)	4,760
Deferred rent	(1,056)	(1,341)
Deferred income taxes	(349)	7,316
Other, net	454	320

Net cash provided by operating activities	20,574	29,893

INVESTING ACTIVITIES:
Payments on acquisition, net of cash received	(22,700)	(206,970)
Capital expenditures	(8,255)	(8,547)
Other	-	105
Net cash used by investing activities	(30,955)	(215,412)

FINANCING ACTIVITIES:
Increase (decrease) in borrowings under revolving credit agreement	-	(12,500)
Proceeds from issuance of senior notes	-	150,000
Proceeds from stock options exercised	5,463	562
Dividends paid	(2,265)	(1,830)
Tax benefit related to share-based plans	2,682	254
Debt issuance costs	-	(4,667)

Net cash provided by financing activities	5,880	131,819

Increase (decrease) in cash and cash equivalents	(4,501)	(53,700)

Cash and cash equivalents at beginning of period	34,288	79,448

Cash and cash equivalents at end of period	$29,787	$25,748

Brown Shoe Reports First Quarter 2006 Earnings

SCHEDULE 4

BROWN SHOE COMPANY, INC.
Reconciliation of Net Earnings (GAAP Basis) to Adjusted Net Earnings (Non-GAAP)

The following is a reconciliation of our first quarter earnings from GAAP-reported earnings to Adjusted Net Earnings:

            ($ Thousands, except per share data)

	1st Quarter 2006		1st Quarter 2005
	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS

GAAP Earnings	$10,031	$0.35	$ 3,779	$0.13

Charges / Other Items:

Stock Option Expense	1,020	0.03

Tax Repatriation Charge	-	-	9,564	0.34

Bridge Loan Fee	-	-	635	0.02

Total Charges / Items	1,020	0.03	10,199	0.36

Adjusted Net Earnings	$11,051	$0.38	$13,978	$0.49

As reflected in the Schedule above, earnings for fiscal 2006 include charges to expense stock options. Earnings for 2005 reflect:

(i)	a $9.6 million tax provision, or $0.34 per share, related to the repatriation of $60.5 million of previously untaxed foreign earnings under the American Jobs Creation Act of 2004; and

(ii)	an after-tax cost of $635,000, or $0.02 per diluted share, for a bridge loan fee associated with financing the acquisition of Bennett Footwear (completed April 22, 2005).

Brown Shoe Reports First Quarter 2006 Earnings

SCHEDULE 5

BROWN SHOE COMPANY, INC.
Reconciliation of EPS Guidance (GAAP Basis) to EPS Guidance Adjusted to Exclude Charges (Non-GAAP)

The following is a reconciliation of our second quarter and full-year earnings guidance from GAAP-reported and estimated earnings to Adjusted Net Earnings:

	Estimated 2nd Quarter 2006		2nd Quarter 2005	EstimatedFiscal 2006		Fiscal 2005
	Diluted EPS (low)	Diluted EPS(high)	Diluted EPS	Diluted EPS (low)	Diluted EPS (high)	Diluted EPS

GAAP Earnings	$0.37	$0.43	$0.14	$2.25	$2.30	$1.45

Charges / Other Items:

Stock Option Expense	0.04	0.04	-	0.15	0.15	-

Naturalizer Store Closing Charges	-	-	0.06	-	-	0.33

Tax Repatriation Charge	-	-		-	-	0.42

Bridge Loan Fee	-	-		-	-	0.02

Total Charges / Items	0.04	0.04	0.06	0.15	0.15	0.77

Adjusted Net Earnings	$0.41	$0.47	$0.20	$2.40	$2.45	$2.22